UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 14, 2005

Loral Space & Communications Ltd
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	1-14180	13-3867424
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

On July 15, 2003, Loral Space & Communications Ltd. and certain of its subsidiaries filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code in the United States District Court for the Southern District of New York and parallel insolvency proceedings in the Supreme Court of Bermuda in which certain partners of KPMG were appointed as joint provisional liquidators.

On March 14, 2005, the examiner (the "Examiner") appointed in the chapter 11 cases of Loral Space & Communications Ltd. and its subsidiaries ("Loral" or the "Company"), filed his report with the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). Copies of this report may be obtained from the Bankruptcy Court’s website located at http://www.nysb.uscourts.gov.

In the report, the Examiner, Harrison J. Goldin, stated, among other things, his conclusion that "confirmatory due diligence suggests that the value range of Loral could reasonably exceed the value range in [Loral’s] Disclosure Statement by $281 MM to $463 MM" leading, in the Examiner’s view, to potential alternative low, midpoint and high enterprise valuations for Loral of $931 million, $1,072 million and $1,263 million, respectively.

Loral did not prepare or approve the Examiner’s report, and the conclusions and opinions expressed therein are not those of the Company. The Company and its financial advisor, Greenhill & Co., LLC, believe that there are material errors in the Examiner’s analysis and do not agree with the conclusions stated in the report. In any event, the total amount of creditor claims against the Company and its subsidiaries, plus interest thereon, significantly exceeds even the high potential alternative enterprise valuation suggested by the Examiner.

Loral’s second proposed plan of reorganization currently on file with the Bankruptcy Court provides that, pursuant to the absolute priority rule in bankruptcy, its common and preferred stock will be eliminated entirely, with the result that common and preferred stockholders will receive no distribution.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Ltd

March 16, 2005	By:	Avi Katz

Name: Avi Katz
Title: Vice President and Secretary